SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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American Shared Hospital Services

(Name of Registrant as Specified in Its Charter)

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AMERICAN SHARED HOSPITAL SERVICES
Two Embarcadero Center, Suite 410
San Francisco, California 94111

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
To be held on June 14, 2018

TO THE SHAREHOLDERS OF AMERICAN SHARED HOSPITAL SERVICES:

NOTICE IS HEREBY GIVEN that, pursuant to a call of the Board of the Directors (the “Board”), the 2018 Annual Meeting of Shareholders (the “Meeting”) of American Shared Hospital Services, a California corporation (the “Company”), will be held at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, CA 94111 at 9:00 a.m. Pacific Daylight Time on Thursday, June 14, 2018 to consider and to act upon the following matters, all as set forth in the Proxy Statement.

1.	ELECTION OF DIRECTORS. To elect the following eight nominees to the Board to serve until the next annual meeting of shareholders and until their successors are elected and have qualified:

Ernest A. Bates, M.D.	Daniel G. Kelly, Jr.
David A. Larson, M.D., PhD	Sandra A.J. Lawrence
S. Mert Ozyurek	John F. Ruffle
Raymond C. Stachowiak	Stanley S. Trotman, Jr.
2.	ADVISORY VOTE ON OUR EXECUTIVE COMPENSATION. To provide a non-binding advisory vote on the compensation of our named executive officers.
3.	RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. To ratify the appointment of Moss Adams LLP as the Company's Independent Registered Public Accounting Firm for the year ending December 31, 2018.
4.	OTHER BUSINESS. To transact such other business and to consider and take action upon any and all matters that may properly come before the Meeting and any and all adjournments thereof.

The Board knows of no matters, other than those set forth in paragraphs (1), (2), and (3) above, that will be presented for consideration at the Meeting.

The Board has fixed the close of business on April 27, 2018 as the Record Date for the determination of shareholders entitled to vote at the Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE. THE PROXY IS REVOCABLE AND WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON, IF YOU ATTEND THE MEETING. IN ORDER TO FACILITATE THE PROVISION OF ADEQUATE ACCOMMODATIONS, PLEASE INDICATE ON THE PROXY WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON.

It is anticipated that the Proxy Statement and the form of proxy will first be sent to shareholders on or about May 9, 2018.

By Order of the Board

Willie R. Barnes
Corporate Secretary

Dated: April 30, 2018
San Francisco, California

AMERICAN SHARED HOSPITAL SERVICES
Two Embarcadero Center, Suite 410
San Francisco, California 94111

PROXY STATEMENT
2018 ANNUAL MEETING OF SHAREHOLDERS
June 14, 2018

INTRODUCTION

This Proxy Statement is being furnished to shareholders of American Shared Hospital Services, a California corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the 2018 Annual Meeting of Shareholders scheduled to be held at the Hyatt Regency San Francisco, Five Embarcadero Center, San Francisco, CA 94111 at 9:00 a.m. Pacific Daylight Time on Thursday, June 14, 2018 and at any adjournments or postponement thereof (the “Meeting”). It is anticipated that this Proxy Statement and the proxy will first be sent to shareholders on or about May 9, 2018.

The matters to be considered and voted upon at the Meeting will be:

1.	To elect eight persons to the Board to serve until the next annual meeting of shareholders and until their successors are elected and have qualified.
2.	To provide a non-binding advisory vote on the compensation of our named executive officers.
3.	To ratify the appointment of Moss Adams LLP as the Company's Independent Registered Public Accounting Firm for the year ending December 31, 2018.
4.	To transact such other business as may properly be brought before the Meeting and any and all adjournments thereof.

Only shareholders of record at the close of business on April 27, 2018 (the “Record Date”) are entitled to notice of and to vote at the Meeting.

Revocability of Proxies

A proxy for use at the Meeting is enclosed. Any shareholder who executes and delivers such proxy may revoke it at any time prior to its use by filing with our Corporate Secretary either written instructions revoking such proxy or a duly executed proxy bearing a later date. Written notice of the death of the person executing a proxy, before the vote is counted, is tantamount to revocation of such proxy. A proxy may also be revoked by attending the Meeting and voting in person.

Solicitation of Proxies

This proxy solicitation is being made by the Board of the Company. The expense of the solicitation will be paid by the Company. To the extent necessary to assure sufficient representation at the Meeting, proxies may be solicited by any appropriate means by directors, officers, employees of the Company and the stock transfer agent for shares of the Company’s common stock (the “Common Shares”), who will not receive any additional compensation therefor. The Company will request that banks, brokers and other fiduciaries solicit their customers who beneficially own the Common Shares listed of record in names of nominees and, although there is no formal arrangement to do so, the Company will reimburse such persons for the reasonable expenses of such solicitation. In addition, the Company may pay for and utilize the services of individuals or companies not regularly employed by the Company in connection with the solicitation of proxies if the Board determines that this is advisable.

Outstanding Securities

The Board has fixed April 27, 2018 as the Record Date for the determination of shareholders entitled to notice of, and to vote at, the Meeting. At the close of business on the Record Date, there were estimated to be outstanding and entitled to vote 5,710,154 Common Shares. The Common Shares are the only class of securities entitled to vote at the Meeting.

Votes Required and Voting Procedures

Each holder of Common Shares will be entitled to one vote, in person or by proxy, for each share standing in its name on the books of the Company as of the Record Date for the Meeting on each of the matters duly presented for a vote at the Meeting, except as indicated below in connection with the election of directors.

In connection with the election of directors, shares are permitted to be voted cumulatively, if (i) a shareholder present at the Meeting has given notice at the Meeting, prior to the voting, of such shareholder’s intention to vote its shares cumulatively and (ii) the names of the candidates for whom such shareholder desires to cumulate votes have been placed in nomination prior to the voting. If a shareholder has given such notice, all shareholders may cumulate their votes for candidates in nomination. Cumulative voting allows a shareholder to give one nominee as many votes as is equal to the number of directors to be elected multiplied by the number of shares owned by such shareholder or to distribute the same number of votes between two or more nominees. Discretionary authority to cumulate votes is hereby solicited by the Board.

In connection with the solicitation by the Board of proxies for use at the Meeting, the Board has designated Ernest A. Bates, M.D. and Craig K. Tagawa as proxies. Common Shares represented by properly executed proxies will be voted at the Meeting in accordance with the instructions specified thereon. If no instructions are specified, the Common Shares represented by any properly executed proxy will be voted FOR (1) the election of the eight nominees for the Board named herein, (2) the approval, on an advisory basis, of the Company’s executive compensation, and (3) the ratification of the appointment of the Company’s Independent Registered Public Accounting Firm.

The Board is not aware of any matters that will come before the Meeting other than as described above. However, if such matters are presented, the named proxies will, in the absence of instructions to the contrary, vote such proxies in accordance with the judgment of such named proxies with respect to any such other matter properly coming before the Meeting.

All outstanding shares of the Company’s common stock represented by properly executed and unrevoked proxies received in time for the Meeting will be voted. A shareholder has the following voting options for the three proposals discussed herein:

1.	A shareholder may, with respect to the election of directors, (i) vote for the election of all eight nominees named herein as directors, (ii) withhold authority to vote for all such director nominees or (iii) vote for the election of all such director nominees other than any nominee(s) with respect to whom the shareholder withholds authority to vote by so indicating in the appropriate space on the proxy. Withholding authority to vote for a director nominee will not prevent such director nominee from being elected.
2.	A shareholder may, with respect to the advisory vote on executive compensation, (i) vote for, or approve on an advisory basis, our executive compensation, (ii) vote against, or disapprove on an advisory basis, our executive compensation, or (iii) abstain.
3.	A shareholder may, with respect to the proposal to ratify the appointment of the Company’s Independent Registered Public Accounting Firm, (i) vote for the ratification, (ii) vote against the ratification, or (iii) abstain.

A proxy submitted by a shareholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such shareholder with respect to a particular matter. This could occur, for example, when a broker is not permitted to vote Common Shares held in street name on certain matters in the absence of instructions from the beneficial owner of the Common Shares. The shares subject to any such proxy which are not being voted with respect to a particular matter (the “non-voted shares”) will be considered shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Abstentions are included in the determination of the number of shares represented at the Meeting for purposes of determining whether a quorum is present.

The rules of the New York Stock Exchange (“NYSE”) determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions.

Under the NYSE rules, the election of directors in an uncontested election and the advisory vote on executive compensation are non-routine items. This means that brokers who do not receive voting instructions from their clients as to how to vote their clients’ shares for these proposals cannot exercise their discretionary authority to vote these clients’ shares for these proposals. Therefore, it is important that you instruct your broker as to how you wish to have your shares voted on these proposals, even if you wish to vote as recommended by the Board.

A majority of the Common Shares outstanding on the Record Date must be represented in person or by proxy at the Meeting in order to constitute a quorum for the transaction of business.

In the election of directors, the eight candidates receiving the highest number of votes will be elected directors of the Company.

The outcome of the advisory vote on our executive compensation will not be binding on the Board. The Board, in the exercise of its fiduciary duties, will consider the outcome of the advisory votes in determining how to proceed following such votes. The compensation of our named executive officers will be approved, on an advisory basis, if a majority of those voting in person or by proxy vote FOR the proposal.

The proposal to ratify the appointment of the Company’s Independent Registered Public Accounting Firm requires for approval that a majority of those voting in person or by proxy vote FOR the proposal.

Provided that the quorum requirement is satisfied, (i) broker non-votes will have no effect on the outcome of the election of directors and the advisory vote on our executive compensation, and (ii) abstentions would have the effect of a “No/Against vote” on the advisory vote on our executive compensation, and the ratification of the appointment of the Company’s Independent Registered Public Accounting Firm. No broker non-votes are expected for the proposal on the ratification of the appointment of the Company’s Independent Registered Public Accounting Firm.

The Board has appointed Jacqueline Kretzu of American Stock Transfer & Trust Company, the registrar and transfer agent for the Common Shares, or her designee, as the Inspector of Elections for the Meeting. The Inspector of Elections will determine the number of Common Shares represented in person or by proxy at the Meeting, whether a quorum exists, and the authenticity, validity and effect of proxies and will receive and count the votes. The election of directors will not be by ballot unless a shareholder demands election by ballot at the Meeting before the voting begins.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board of Directors

The Company’s current Amended and Restated Bylaws provide that there shall be no fewer than five nor more than nine directors. The number of directors currently is fixed at eight. There are currently no vacancies on the Board.

Board Leadership Structure

For many years our founder, Ernest A. Bates, M.D., has served as both Chairman and Chief Executive Officer of the Company. The Board believes that Dr. Bates’ intimate knowledge of the Company’s business and customers, and his significant ownership of our Common Shares, closely align him with the interests of all of our constituencies and position him well to lead the Board, which in turn determines the Company’s overall direction. Since the Chairman and Chief Executive Officer positions are held by the same person, the Board has elected an independent, non-management director as Lead Director to coordinate the activities of the other non-management directors and preside at their meetings. Mr. Ruffle currently serves as Lead Director.

Board’s Role in Risk Oversight

Management, which is responsible for day-to-day risk management, continually monitors the material risks facing the Company, including strategic risks, operational risks, financial risks and legal and compliance risks. The Board is responsible for exercising oversight of management's identification and management of, and planning for, those risks. The Board has delegated to certain committees oversight responsibility for those risks that are directly related to their area of focus. The responsibilities of the Board's committees, and the areas of risk that they monitor, are described in detail in their charters. In summary, the Audit Committee oversees the preparation of the Company's financial statements and the hiring and work of its independent auditors to mitigate the risk of non-compliance with the regulations of the Securities and Exchange Commission (the “SEC”) governing financial reporting. The Compensation Committee oversees the structure of the Company's executive compensation program and has concluded that the program does not create a material risk that individuals will take excessive risks in order to impact their compensation. The Nominating and Corporate Governance Committee oversees Board organization, membership and structure, director and officer succession planning and corporate governance to promote compliance with the requirements of securities regulators and stock exchanges. While management has the primary responsibility for identifying, assessing and managing risk, the ability of the Board to oversee management in this area is enhanced by the active participation of Dr. Bates as Chairman.

Nominees for Directors

The Board is proposing the persons named below for election to the Board. Each of the persons identified below will be nominated for election to serve until the next annual meeting of shareholders and until his successor shall be elected and have qualified. Votes will be cast pursuant to the enclosed proxy in such a way as to effect the election of each of the persons named below or as many of them as possible under applicable voting rules. If a nominee is unable or unwilling to accept nomination for election as a director, it is intended that the proxy holders will vote for the election of such substitute nominee, if any, as shall be designated by the Board. Each of the nominees named below has notified the Board that, if elected, he or she is willing to serve as a director.

Set forth below is certain information regarding each of the nominees.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED BELOW.

PROPERLY EXECUTED PROXIES RETURNED TO THE COMPANY WILL BE VOTED “FOR” THE NOMINEES NAMED BELOW UNLESS OTHERWISE INSTRUCTED.

ERNEST A. BATES, M.D., founder of the Company, has served as Chairman of the Board and Chief Executive Officer since the incorporation of the Company. He is a member of several professional medical societies including several in his specialty. He is an Emeritus member of the Board of Trustees at Johns Hopkins University and the University of Rochester. Dr. Bates is a member of the Board of Overseers at UCSF School of Nursing and a former member of the Board of Trustees at UCSF Foundation and the California Higher Education Business Forum. In 1997, Dr. Bates was appointed by the Senate to serve as a member of the California High-Speed Rail Authority. Appointed by the Governor, Dr. Bates served as a member of the Board of Governors of California Community Colleges, the District 4 Medical Quality Review Committee, and the Professional Advisory Committee at the University of California Medical Centers where he was appointed by the Speaker of the Assembly. Dr. Bates previously served on the Magistrate Judge Merit Selection Panel. In 2000, Dr. Bates received the prestigious Kjakan Award for his contribution to the spirit of entrepreneurial capitalism. Dr. Bates founded American Shared Hospital Services in 1977. Dr. Bates received his BA from Johns Hopkins University in 1958 and his MD degree from the University of Rochester School of Medicine in 1962. Dr. Bates completed a surgery internship at the Albert Einstein College of Medicine, Bronx Municipal Hospital Center in 1962. He has written chapters in the publication Textbook on Experimental Brain Tumors and Black Related Diseases. Dr. Bates completed his Neurosurgery residence at the University of California Medical Center, San Francisco in 1971. Dr. Bates is the father of Ernest R. Bates, the Company’s Vice President of Sales and Business Development. Dr. Bates is 81 years old.

DANIEL G. KELLY, JR., was elected to the Board in 2016. Mr. Kelly was a partner of Davis Polk & Wardwell LLP, an international law firm, from 1999 to 2015, co-founding its Silicon Valley office in 1999. During his time at Davis Polk, Mr. Kelly had an extensive corporate practice representing companies, private equity funds and financial institutions in a broad array of complex transactions, and also acted as a senior advisor to boards and special committees on numerous sensitive matters. Prior to joining Davis Polk, Mr. Kelly was a senior officer of a major investment banking firm, the chief legal officer of an NYSE-listed corporation and a partner involved in management of two other law firms. Mr. Kelly is a Trustee of Choate Rosemary Hall and is on the Board of Directors of Equality Now, a global organization dedicated to creating a world in which women and girls have the same legal rights as men and boys. Mr. Kelly received his B.A. in History from Yale University and his J.D. from Columbia University School of Law. Mr. Kelly is a member of the Board of Directors of Ares Capital Corporation, a specialty finance company listed on the Nasdaq Global Select Market. Mr. Kelly is 66 years old.

DAVID A. LARSON, M.D., PhD, FACR, FASTRO, was elected to the Board in 2011. He is professor emeritus of Radiation Oncology at the University of California, San Francisco. Dr. Larson is also currently employed as a radiation oncology physician at the Washington Hospital Healthcare System Gamma Knife Program. He is an internationally recognized authority on brain tumors and on central nervous system and body radiosurgery, intensity modified radiotherapy, and highly conformal radiotherapy. He holds a PhD in High Energy Physics from the University of Chicago and an MD from the University of Miami School of Medicine. He completed his medical internship at the University of California, San Francisco and his radiation oncology residency training at Harvard Medical School, where he also served as attending physician and instructor. Dr. Larson has been a member of the UCSF academic faculty since 1986, leading to joint professorial appointments in the Departments of Radiation Oncology and Neurosurgery. He has authored more than 200 scientific papers, reviews, and book chapters. He was elected by his peers to the presidency of numerous professional societies, including the American Society for Therapeutic Radiology and Oncology (ASTRO), the Northern California Radiation Oncology Society (NCROS), and the International Stereotactic Radiosurgery Society (ISRS). He is a Fellow in the American College of Radiation Oncology (FACRO), the American College of Radiology (FACR), and the American Society for Radiology Oncology (FASTRO). He has been recognized as one of America's top doctors every year since 1991. Dr. Larson is 77 years old.

SANDRA A.J. LAWRENCE, was appointed to the Board in 2017. She has been the Chief Administrative Officer and Executive Vice President of Children’s Mercy Hospitals and Clinics in Kansas City, Missouri from 2016 to the present and from 2005-2016 served as its Chief Financial Officer and Executive Vice President. Prior to her joining Children’s Mercy, Sandra served as CFO and SVP of Midwest Research Institute (MRI), VP of Administration for Gateway, Director of MRI’s Statistics and Economics Center for Regional Development, and President of Stern Brothers Investment Bank. Ms. Lawrence has served on the board of directors of Westar Energy, Inc., an electric utility company, since 2004. Her current civic commitments include serving on the boards of the Hall Family Foundation, the KC National Association of Corporate Directors, the Nelson-Atkins Museum of Art, the Midwest Cancer Center Alliance Partners Advisory Board, the Women Corporate Directors, the Children’s Hospital Association, the Kansas Metropolitan Business & Healthcare Coalition, and the Heartland National Association of Corporate Directors. Ms. Lawrence received her MBA from Harvard Business School, concentrating in the areas of finance and real estate, a Master’s of Architecture from the Massachusetts Institute of Technology, specializing in civil engineering and urban design, and an A.B. from Vassar College with a major in psychology and an emphasis in statistics. Ms. Lawrence is 60 years old.

S. MERT OZYUREK was elected to the Board in 2011. He is currently the president of Ozyurek A.S., the preferred supplier of Elekta Gamma Knife systems to hospitals in Turkey, and EMKA, LLC, in the United States. After completing military service in the Turkish Air Force, he joined Ozyurek A.S, the family business, as a sales manager for nine years before being appointed as the vice president in 1996. Mr. Ozyurek founded a marble export company in Turkey in 1995. He is a member partner in EWRS, LLC, the subsidiary that the Company developed for its operations in Turkey. He received a B.A. degree in Mining Engineering at Middle East Technical University in Ankara, Turkey. Mr. Ozyurek is 43 years old.

JOHN F. RUFFLE has been a director since 1995. He retired in 1993 as vice-chairman of the board and a director of J.P. Morgan & Co. Incorporated and Morgan Guaranty Trust Co. of New York. He is a trustee emeritus of Johns Hopkins University. Mr. Ruffle graduated from Johns Hopkins University, has an MBA in finance from Rutgers University, and is a former Certified Public Accountant. Mr. Ruffle is 81 years old.

RAYMOND C. STACHOWIAK joined the Board in 2009. He founded Shared Imaging, LLC, a preferred independent provider of CT, MRI and PET/CT equipment and services, in 1994 with the purchase of the assets of Shared Imaging Partners, L.P. He served as president and CEO of Shared Imaging since its inception until March 2013. In 2008, he sold 50% of his interest in Shared Imaging to Lubar Equity Fund and remains its founder and 50% owner. He is the sole owner of RCS Investments, Inc. and manager of Stachowiak Equity Fund, both of which are private equity funds. He is also a director for Nano Gas Technologies, Inc. He received his undergraduate degree in Business from Indiana University in 1979 and received an MBA from Indiana University in 1985. Mr. Stachowiak previously obtained CPA (Certified Public Accountant), CPIM (Certification in Production and Inventory Management) and CIA (Certified Internal Auditor) certifications. Mr. Stachowiak is 60 years old.

STANLEY S. TROTMAN, JR., has been a director of the Company since 1996. He was the Managing Director of the Health Care Group at PaineWebber Incorporated since 1995 and retired in 2001, after the company was acquired by UBS Financial Services, Inc. in 2000. He served on the board of directors of WebMD Health Corp. from 2005 to 2017. Mr. Trotman received his undergraduate degree from Yale University in 1965 and obtained an MBA from Columbia Business School in 1967. Mr. Trotman is 74 years old.

Meetings of the Board

The Board of the Company held four regular meetings during 2017. Each director attended at least 75% of the aggregate number of meetings of both the Board and of the Committees of the Board on which such director served during the year.

Shareholders may communicate with the Board by writing to: Two Embarcadero Center, Suite 410, San Francisco, CA 94111-4107, Attention: Ernest A. Bates, M.D. We encourage directors to attend our annual meeting and all directors attended the 2017 annual meeting of shareholders in person. All shareholder communications to directors are forwarded to them.

Committees of the Board and Director Independence

The Company has standing Compensation, Nominating and Corporate Governance and Audit Committees, each of which is described below. The Company is in compliance with The NYSE American Stock Exchange (“NYSE American”) enhanced board and board committee independence requirements that became fully applicable to the Company effective July 31, 2005. Mr. Kelly, Dr. Larson, Ms. Lawrence, Mr. Ruffle, Mr. Stachowiak and Mr. Trotman are independent directors under the NYSE American rules and

Rule 10A-3 under the Securities Exchange Act and each of the Committees described above is comprised of independent directors. The only directors who are not independent under NYSE American rules and Rule 10A-3 are Dr. Bates, who is the Company’s Chief Executive Officer, and Mr. Ozyurek, who is not independent because during the most recent three years he served as an owner in an organization that has a business association with a subsidiary of the Company. See “Certain Relationships and Related Party Transactions — Related Party Transactions.” Each of the Audit, Compensation and Nominating and Corporate Governance Committees has adopted a formal written charter. These, as well as our Code of Business Conduct and Ethics and our Corporate Governance Guidelines, are available on our website at www.ashs.com. You may also request a copy of these documents free of charge by writing our Corporate Secretary. We intend to post on our website any amendments to our Code of Business Conduct and Ethics, as well as any waivers for directors or executive officers (including our chief accounting officer and controller and anyone else performing similar functions) within five business days after the date of any amendment or waiver. The information on our website is not part of this proxy statement. The Company’s independent directors meet at least annually without management and the non-independent directors, as required by the NYSE American rules. The Lead Director presides at such meetings.

The Compensation Committee’s functions are to (i) establish compensation arrangements and incentive goals for executive officers, (ii) administer compensation plans, (iii) evaluate the performance of executive officers and award incentive compensation, (iv) adjust compensation arrangements as appropriate based upon performance, and (v) review and monitor management development and succession plans and activities. The Compensation Committee did not meet in 2017. The Compensation Committee meets on an as needed basis. The Compensation Committee during 2017 consisted of Mr. Kelly, Dr. Larson, Mr. Ruffle and Mr. Trotman. Mr. Kelly is Chair of the Compensation Committee.

The Compensation Committee is authorized to delegate its authority to a subcommittee when appropriate. It is authorized to hire independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company’s executive officers and other key employees. In 2016, The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) to provide analysis, advice and guidance on executive compensation matters. In determining or recommending the amount or form of executive officer compensation, the Compensation Committee takes into account the recommendations of its compensation consultant, as well as information received from the Company’s Chief Executive Officer. In doing so, the Compensation Committee customarily considers the comparative relationship of the recommended compensation to the compensation paid by other similarly situated companies, individual performance, tenure, internal comparability and the achievement of certain other operational and qualitative goals identified in the Company’s strategic plan.

The purpose of the Nominating and Corporate Governance Committee is to recommend candidates for election to the Board. The Nominating and Corporate Governance Committee met twice during 2017. In 2018, the Nominating and Corporate Governance Committee recommended the nominations of Dr. Bates, Mr. Kelly, Dr. Larson, Ms. Lawrence, Mr. Ozyurek, Mr. Ruffle, Mr. Stachowiak and Mr. Trotman for election to the Board. During 2017, Mr. Kelly, Dr. Larson, Mr. Ruffle, Mr. Stachowiak and Mr. Trotman served on the Nominating and Corporate Governance Committee. Mr. Trotman is Chair of the Nominating and Corporate Governance Committee.

The purpose of the Audit Committee is to review the financial reporting and internal controls of the Company, to appoint the independent auditors, and to review the reports of such auditors. The Audit Committee during 2017 consisted of Mr. Kelly, Mr. Ruffle, Mr. Stachowiak and Mr. Trotman. Mr. Ruffle is Chair of the Audit Committee. During fiscal 2017 the Audit Committee held six meetings. For further information concerning the Audit Committee, refer to the “Audit Committee Report.” Mr. Ruffle is a “financial expert” and meets the applicable independence requirements of the NYSE American and Rule 10A-3 under the Securities Exchange Act.

Identifying and Evaluating Director Nominees

The Nominating and Corporate Governance Committee uses various methods to identify director nominees. The Nominating and Corporate Governance Committee assesses the appropriate size and composition of the Board and the particular needs of the Board based on whether any vacancies are expected due to retirement or otherwise. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current board members, shareholders, or other sources. All candidates are evaluated based on a review of the individual’s qualifications, skills, independence and expertise.

To be eligible for consideration for the Board, any proposed candidate must be ethical, have proven judgment and experience, have professional skills and experience in dealing with complex problems that would be complementary to the needs of the Company, have demonstrated the ability to act independently, be willing to represent the interests of all shareholders and not just those of a particular interest, and be willing and able to devote sufficient time to fulfill the needs of a director of the Company.

The Nominating and Corporate Governance Committee will consider director candidates submitted by shareholders to: Two Embarcadero Center, Suite 410, San Francisco, CA 94111-4107, Attention: Nominating and Corporate Governance Committee. Such recommendations should be accompanied by (i) evidence of the shareholder’s stock ownership over the last year, (ii) a statement that the shareholder is not a competitor of the Company, (iii) a resume and contact information for the director candidate, as well as a description of the candidate’s qualifications and (iv) a statement as to whether the candidate has expressed interest in serving as a director. The Nominating and Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates proposed by shareholders as it does for candidates proposed by other parties. The Nominating and Corporate Governance Committee will consider such candidacy and will advise the recommending shareholder of its final decision. A shareholder who wishes to nominate a person for director must provide the nomination in writing to our Corporate Secretary at the Company’s principal offices pursuant to the notice provisions in the Bylaws. Such notice must be received not less than 60 nor more than 90 days prior to the annual meeting or, if less than 70 days’ notice of the date of such meeting has been given, then within 10 business days following the earlier of the first public disclosure of the meeting date or the mailing of the Company’s notice. Any such notice must contain information regarding the nominee and the proponent. Details concerning the nature of such information are available without charge from the Company.

Based on the process described above, the Nominating and Corporate Governance Committee recommended and the Board determined to nominate each of the incumbent directors for re-election at the Meeting. The Nominating and Corporate Governance Committee and the Board concluded that each of the incumbent directors should be nominated for re-election based on the experience, qualifications, attributes and skills identified in the biographical information contained in the “Nominees” section under “Proposal No. 1: Election of Directors.” The Nominating and Corporate Governance Committee and the Board assessed several factors while considering the Company’s longstanding history of providing Gamma Knife and other medical services to hospitals and medical centers in the United States, and its anticipated growth in providing similar services internationally, as well as providing proton beam radiation therapy services in the United States. In particular, the Nominating and Corporate Governance Committee and the Board considered the following factors:

•	The nominees all have extensive experience in guiding business and professional organizations as both executive leaders and board members.
•	The nominees’ experiences reflect a range of occupations and industries, which helps to provide differing viewpoints to help guide the Company. This specifically includes financial services (Mr. Kelly, Ms. Lawrence Mr. Ruffle and Mr. Trotman), healthcare (Dr. Bates, Dr. Larson, Ms. Lawrence, Mr. Ozyurek, Mr. Stachowiak and Mr. Trotman), government and public policy (Dr. Bates, Mr. Kelly, Dr. Larson, Ms. Lawrence and Mr. Ruffle), international policy and development (Dr. Bates, Mr. Kelly, Mr. Ozyurek, Mr. Ruffle and Mr. Trotman), and business development (Dr. Bates, Mr. Kelly, Ms. Lawrence, Mr. Ozyurek and Mr. Stachowiak).
•	The nominees have significant and substantive expertise in several areas that are applicable to the Board and its committees, including finance (Dr. Bates, Mr. Kelly, Ms. Lawrence Mr. Ozyurek, Mr. Ruffle, Mr. Stachowiak and Mr. Trotman), public company accounting and financial reporting (Mr. Kelly, Mr. Ruffle and Mr. Stachowiak), strategic planning (all of the nominees), operations management (all of the nominees) and corporate governance (all of the nominees).

•	The Board particularly believes that Dr. Bates’ vast experience in the medical community both as a neurosurgeon and as an entrepreneur, as founder, President and CEO of the Company, brings unparalleled expertise to the board in a variety of areas.

Director Compensation for Fiscal 2017

The following table sets forth information regarding the compensation earned by or awarded to each non-employee director during the 2017 Fiscal Year.

Name	Fees Earned or Paid in Cash(1)	Stock Awards(2)(3)	Option Awards(4)(5)	All Other Compensation	Total
Daniel G. Kelly, Jr.	$20,000	$1,950	$3,529	0	$25,479
David A. Larson, M.D., PhD	$20,000	$1,950	$3,529	0	$25,479
Sandra A.J. Lawrence	$5,000	$1,425	$6,394	0	$27,819
S. Mert Ozyurek	$20,000	$1,950	$3,529	0	$25,479
John F. Ruffle	$20,000	$1,950	$3,529	0	$25,479
Raymond C. Stachowiak	$20,000	$1,950	$3,529	0	$25,479
Stanley S. Trotman, Jr.	$20,000	$1,950	$3,529	0	$25,479

(1)	Consists of the annual retainer fees for service as members of the Company’s Board. Each non-employee director may choose to have the retainer paid in cash, or make an election to defer all or part of the retainer by converting it to a restricted stock unit award pursuant to the terms of the Company’s Deferral Election Program. Mr. Kelly, Dr. Larson, and Mr. Stachowiak made an election to defer their entire 2017 retainer by converting such fee into a restricted stock unit award under the Company’s Incentive Compensation Plan covering 5,883 shares of the Company’s common stock, respectively. For further information concerning such deferral election, see the section below entitled “Deferral Election Program for Non-Employee Board Members”.
(2)	The dollar amounts reflect the grant date fair value of the restricted stock unit awards covering 500 shares of the Company’s common stock granted to each non-employee director at the 2017 Annual Meeting or in Ms. Lawrence’s case, at the Company’s September 2017 Board meeting under the Company’s Incentive Compensation Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 and included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2018. For further information concerning the restricted stock unit awards, see the section below entitled “Directors’ Equity Grants.”
(3)	As of December 31, 2017, the following non-employee directors each held restricted stock unit awards covering the following number of shares of the Company’s common stock: Mr. Kelly, 11,191; Dr. Larson, 51,054; Ms. Lawrence, 500; Mr. Ozyurek, 500; Mr. Ruffle, 47,326; Mr. Stachowiak 53,209 and Mr. Trotman, 36,744.
(4)	The dollar amounts reflect the grant date fair value of stock option awards granted to each non-employee director under the Company’s Incentive Compensation Plan, computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of this amount are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 and included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2018. Pursuant to the Automatic Grant Program in effect under the Company’s Incentive Compensation Plan, at the 2017 Annual Meeting, Mr. Kelly, Dr. Larson and Messrs. Ozyurek, Ruffle, Stachowiak and Trotman each received an option to purchase 2,000 shares of the Company’s common stock, with an exercise price per share of $3.90. Upon her election to the Board at the Company’s September 2017 Board Meeting, Ms. Lawrence received an option to purchase 5,000 shares of the Company’s common stock, with an exercise price per share of $2.85, in accordance with the terms of the Automatic Grant Program. For further information concerning the stock option awards granted under the Company’s Incentive Compensation Plan, see the section below entitled “Directors’ Equity Grants.”

(5)	As of December 31, 2017, the following non-employee directors held options to purchase the indicated number of shares of the Company’s common stock granted under the Automatic Grant Program of the Company’s Incentive Compensation Plan: Mr. Kelly, 7,000 shares; Dr. Larson, 24,500 shares; Ms. Lawrence. 5,000 shares; Mr. Ozyurek, 24,500 shares; Mr. Ruffle, 21,500 shares; Mr. Stachowiak, 21,500 shares; and Mr. Trotman, 21,500 shares. For further information concerning the grant of options to non-employee directors, see the section below entitled “Directors’ Equity Grants.”

Directors’ Annual Retainer Fees

In 2017, each non-employee director earned an annual retainer of $20,000, subject to pro-ration for directors who either join or leave the Board during the year. Each director may choose to have the retainer paid in equal quarterly cash installments, or elect to defer all or part of the retainer by converting it to a restricted stock unit award pursuant to the terms of the Company’s Deferral Election Program, described below. Non-employee directors are reimbursed for the expenses they incur to attend Board meetings. No payment is made for attendance at meetings by any director who is a full time employee of the Company.

Deferral Election Program for Non-Employee Board Members

Through its Deferral Election Program, the Company provides each non-employee Board member with the opportunity to defer all or a portion of the annual retainer fee he earns for service on the Board and Board committees. Such program allows each non-employee Board member to elect to convert all or a portion of such fee into a restricted stock unit award under the Company’s Incentive Compensation Plan. For each continuing Board member the deferral election must be filed on or before December 31 of the calendar year preceding the calendar year for which the annual retainer fee is earned. For each newly elected Board member, the deferral election must be filed within 30 days from the Board member’s commencement of Board service, and such election will apply to the portion of the retainer fee to be earned for the period of Board service measured from the first calendar quarter following the submission of the election to the Company.

For each continuing non-employee Board member, the number of restricted stock units to be issued as a result of the deferral election is determined by dividing the dollar amount subject to the non-employee director’s election by the closing market price of the Company’s common stock as of the first trading date in January of the calendar year in which the election is in effect. For each newly elected non-employee Board member, the number of restricted stock units to be issued as a result of the deferral election is determined by dividing the dollar amount subject to the non-employee director’s election by the closing market price of the Company’s common stock on the first trading date of the first calendar quarter following the submission of the election to the Company. The issuance of the shares of the Company’s common stock that vest under the award is deferred until the Board member’s cessation of Board service.

Mr. Kelly, Dr. Larson, and Mr. Stachowiak made an election to defer their entire 2017 retainer by converting such fee into a restricted stock unit award under the Company’s Incentive Compensation Plan covering 5,883 shares of the Company’s common stock, respectively.

Directors’ Equity Grants

Under the Incentive Compensation Plan, each individual who first becomes a non-employee director will, at the time of his or her election to the Board, receive an option grant to purchase a specified number of shares of our common stock and a restricted stock unit award covering an additional number of shares of our common stock, provided that such individual has not previously been in the employ of the Company or any of its parents or subsidiaries. The specific number of shares subject to the initial award, if any, will be determined by the Compensation Committee of our Board, but will not exceed 10,000 shares for the option component or 3,000 shares for the restricted stock unit component. In addition, on the date of each annual meeting of shareholders, each individual who will continue to serve as a non-employee director will automatically be granted an option to purchase a specified number of shares of our common stock and a restricted stock unit award covering an additional number of shares of our common stock, provided such individual has served as a non-employee director for at least six months. The specific number of shares subject to the annual award, if any, will be determined by the Compensation Committee, but will not exceed 3,000 shares for the option component or 750 shares for the restricted stock unit component. There will be no limit on the number of such annual awards any one eligible non-employee director may receive over his or her period of continued service on the Board, and non-employee directors who have previously been in the

Company’s employ will be eligible to receive one or more such annual awards over their period of service on the Board. Each initial stock option and restricted stock unit award will vest in four equal annual installments upon the individual’s completion of each year of service. Each annual stock option and restricted stock award will vest in one installment upon the individual’s completion of one year of board service.

On the day of the 2017 annual meeting of shareholders, Mr. Kelly, Dr. Larson and Messrs. Ozyurek, Ruffle, Stachowiak and Trotman each received an option to purchase 2,000 shares of the Company’s common stock pursuant to the terms of the Automatic Grant Program. Ms. Lawrence, as a newly elected Board member, received an option to purchase 5,000 shares of the Company’s common stock pursuant to the terms of the Automatic Grant Program upon her appointment to the Board on September 7, 2017. The exercise price of these awards was $3.90 per share for all Board members, except Ms. Lawrence whose exercise price was $2.85 per share, the fair market value of the Company’s common stock on the option grant date. In lieu of the Automatic Grant for up to 3,000 restricted stock units vesting over four equal annual installments, the Board determined that no restricted stock units would be granted to Ms. Lawrence as a newly elected Board member under the Automatic Grant Program. Instead, the Board awarded Ms. Lawrence a discretionary grant of 500 restricted stock units under the Incentive Compensation Plan. Those units will vest in one installment upon Ms. Lawrence’s completion of one year of Board service. Mr. Kelly, Dr. Larson and Messrs. Ozyurek, Ruffle, Stachowiak and Trotman also received a grant of 500 restricted stock units vesting in one installment upon their completion of one year of Board service pursuant to the Automatic Grant Program.

On the day of the Meeting, upon re-election to the Board, non-employee Board members will each receive an option to purchase 2,000 shares of the Company’s common stock at an exercise price per share equal to the fair market value of the Company’s common stock on the date of the Meeting, and a grant of 500 restricted stock units pursuant to the terms of the Automatic Grant Program.

CERTAIN ADDITIONAL INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the Company’s Common Shares as of April 6, 2018 of (i) each person known to the Company to own beneficially 5% or more of the Common Shares, (ii) each nominee for director of the Company, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table or for shares of common stock held in brokerage accounts, which may from time to time, together with other securities held in those accounts, serve as collateral for margin loans made from such accounts, none of the shares reported as beneficially owned are currently pledged as security for any outstanding loan or indebtedness.

	Common Shares Owned Beneficially
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
Directors and Named Executive Officers
Ernest A. Bates, M.D.(1)(4) Chairman of the Board and Chief Executive Officer	682,205	11.8%
Daniel G. Kelly, Jr.(1)(5)	18,252	0.3%
David A. Larson, M.D., PhD(1)(6)	77,422	1.3%
Sandra A.J. Lawrence(1)(7)	1,961	*
S. Mert Ozyurek(1)(8)	80,130	1.4%
John F. Ruffle(1)(9)	567,246	9.8%
Raymond C. Stachowiak(1)(10)	728,170	12.6%
Stanley S. Trotman, Jr.(1)(11)	262,803	4.6%
Ernest R. Bates(1)(12) Vice President of Sales and Business Development	83,243	1.4%
Craig K. Tagawa(1)(13) Senior Vice President, Chief Operating and Financial Officer	118,437	2.0%
All Current Directors & Executive Officers as a Group (10 people)(14)	2,619,869	41.9%
5% or More Shareholders
None

*	Represents beneficial ownership of less than 0.1%.
(1)	The address of each such individual is c/o American Shared Hospital Services, Two Embarcadero Center, Suite 410, San Francisco, California 94111.
(2)	Each person directly or indirectly has sole voting and investment power with respect to the shares listed under this column as being owned by such person.
(3)	The percentages are calculated based on a total of 5,710,154 shares of common stock issued and outstanding as of April 6, 2018. Shares that any person or group of persons is entitled to acquire upon the exercise of options or warrants within 60 days after April 6, 2018 are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person or group of persons but not for the purpose of computing the percent of the class owned by any other person.
(4)	Includes 90,000 shares of common stock issuable upon exercise of stock options within 60 days of April 6, 2018.
(5)	Includes 17,652 shares of common stock issuable upon exercise of stock options and vesting of restricted stock units within 60 days of April 6, 2018.
(6)	Includes 72,015 shares of common stock issuable upon exercise of stock options and vesting of restricted stock units within 60 days of April 6, 2018.
(7)	Includes 1,961 shares of common stock issuable upon vesting of restricted stock units within 60 days of April 6, 2018.

(8)	Includes 19,500 shares of common stock issuable upon exercise of stock options within 60 days of April 6, 2018.
(9)	Includes 63,326 shares of common stock issuable upon exercise of stock options and vesting of restricted stock units within 60 days of April 6, 2018.
(10)	Includes 71,170 shares of common stock issuable upon exercise of stock options and vesting of restricted stock units within 60 days of April 6, 2018.
(11)	Includes 52,744 shares of common stock issuable upon exercise of stock options and vesting of restricted stock units within 60 days of April 6, 2018.
(12)	Includes 67,500 shares of common stock issuable upon exercise of stock options within 60 days of April 6, 2018.
(13)	Includes 90,000 shares of common stock issuable upon exercise of stock options within 60 days of April 6, 2018.
(14)	Includes an aggregate of 545,868 shares issuable upon exercise of stock options and vesting of restricted stock units within 60 days of April 6, 2018.

PROPOSAL NO. 2

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010 (“Dodd-Frank”), we are providing our shareholders with the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our three senior executives (the “Named Executive Officers”) as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this proxy statement for a more detailed discussion of how our compensation programs further the Company’s objectives.

At this meeting, the shareholders will be asked to vote on the following resolution:

“RESOLVED, that the shareholders approve the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K in the Compensation Discussion and Analysis, compensation tables and related narratives and other materials in this Proxy Statement.”

Our Board and Compensation Committee urge shareholders to endorse the compensation program for our executive officers by voting FOR the above resolution. The Board is committed to excellence in governance and recognizes that executive compensation is an important matter for our shareholders. The Board and the Compensation Committee believe that the Company’s executive officer compensation program, as described in the Compensation Discussion and Analysis and other related sections of this proxy statement, is reasonable and effective in aligning the interests of the executive officers with both the short and long-term interests of the Company’s shareholders. We believe that our executive compensation program is designed to reward our Named Executive Officers for the achievement of short-term and long-term strategic and operational goals and the achievement of increased total shareholder value while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. In particular, as described in detail in our “Compensation Discussion and Analysis” below, our program has the following features.

•	The base salary of our Chairman and CEO has not been increased in 12 years and that of the Vice President of Sales and Business Development has not been increased in 11 years. Our Chairman and CEO reduced his salary by 10% in 2013, and such reduction remains in effect as of the date hereof.
•	The Company has not paid cash bonuses (other than sales commissions) to the Named Executive Officers in six years. One sales commission was paid in 2016 to the Chief Operating and Financial Officer.
•	The Company has granted options to the Named Executive Officers once in nine years.
•	In 2016, the Compensation Committee retained an independent compensation consultant to advise the committee on the competitiveness of the executive compensation program. Based on the independent compensation consultant’s findings the Compensation Committee for the first time in 11 years increased the salary of the Company’s Chief Operating and Financial Officer by $25,000 in 2017.
•	In 2017 the Board adopted a performance-based incentive plan that awarded restricted stock awards that vest solely on the basis of pre-determined, objective metrics.
•	The Named Executive Officers own a significant number of shares and options of the Company’s common stock, and the directors and officers as a group own approximately 36% of the issued and outstanding shares, which directly aligns their interests with that of the other shareholders.
•	None of the Named Executive Officers has an employment agreement.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our Named Executive Officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. This vote is advisory, which means that it is not binding on us, our Board or the Compensation Committee of our Board. However, the Compensation Committee and our Board value the views of our shareholders and expect to take into account the outcome of the vote when considering future compensation decisions for our Named Executive Officers.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ABOVE RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

PROPERLY EXECUTED PROXIES RETURNED TO THE COMPANY WILL BE VOTED “FOR” TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS UNLESS OTHERWISE INSTRUCTED.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The purpose of this Compensation Discussion and Analysis is to inform our shareholders of the policies and objectives underlying the compensation programs for our three executive officers:

•	Dr. Ernest A. Bates, Chairman of our Board and our Chief Executive Officer;
•	Craig K. Tagawa, our Chief Financial Officer and Chief Operating Officer; and
•	Ernest R. Bates, our Vice President of Sales and Business Development.

The Compensation Committee of our Board administers the compensation program for our executive officers with the objective of providing a competitive compensation package. However, we also believe that the compensation paid to our executive officers should be substantially dependent on our financial performance and the value created for our shareholders. For this reason, as we explain in more detail below, the Compensation Committee has recently instituted a performance-based incentive plan whose rewards will be based entirely on the attainment of objective goals that the Board has determined to be critical to our financial success.

Highlights of Our Executive Compensation Practices

•	No Guaranteed Salary Increases or Bonuses. None of our executive officers is guaranteed salary increases or bonuses for any year. Except for an increase of $25,000 in 2017 granted to the Chief Financial and Operating Officer, base salaries of our executive officers have not been increased for 11 years.
•	Independent Advisor. Our Compensation Committee engaged Meridian Compensation Partners, LLC in 2016 to provide analysis, advice and guidance on executive compensation matters.
•	Independent Committee. Our Compensation Committee is comprised solely of independent directors.
•	No Severance Provisions. None of our executive officers has an employment agreement.
•	No Excise Tax Gross-ups. Our executive officers do not receive tax “gross-ups” in connection with severance or change-in-control arrangements.
•	Performance-Based Compensation. The Compensation Committee in 2017 implemented a long-term incentive program pursuant to which restricted stock awards that are subject to pre-determined, objective performance goals were granted to each executive officer.
•	Peer-Based Review. Our Compensation Committee, assisted by Meridian in 2016, has reviewed our executive compensation program against the competitive market using a group of similar companies as a reference.
•	No Pension Plans. None of our executive officers participates in any pension arrangements, defined benefit retirement plans, or nonqualified deferred compensation plans. None of our executive officers has supplemental executive retirement benefits.
•	Equity Ownership. The executive officers own a significant number of shares of the Company’s common stock, and the directors and officers as a group own approximately 36% of the issued and outstanding shares, which directly aligns their interests with that of the other shareholders.

Executive Compensation Changes for 2016 and 2017

Our 2016 compensation program was largely similar to that in the prior years. We paid our executive officers a base salary, did not pay a cash bonus, and did not grant any new equity awards during 2016, although we paid a commission to the Chief Financial and Operating Officer relating to the Orlando Health, Inc. (“Orlando”) proton beam radiation therapy contract in 2016. The stock options last granted to our executive officers during 2014 continued to vest during 2017.

During 2016 and the beginning of 2017, our Compensation Committee undertook a review of its compensation practices, including a consideration of market data, the competitive nature of our program, and the form and structure for a potential incentive program. As part of its process, the Compensation Committee approved the use of a comparator group, which is identified below, for purposes of reviewing the competitive nature of our compensation program, and engaged an independent compensation consultant, Meridian. As a result of its review, the Compensation Committee approved a long-term incentive program with the following primary objectives:

•	Motivate improved performance through performance-vesting requirements.
•	Create stronger alignment with shareholders through the use of a share-based vehicle.
•	Retain key executives while focusing them on objective goals established by the Board to drive earnings growth.

The Compensation Committee granted restricted stock awards to our executive officers effective in January 2017, which will vest only upon the attainment of objective, pre-determined performance goals. More information regarding these 2017 equity grants is set forth below under the heading “2017 Executive Equity Grants”. These equity grants are included in the Summary Compensation Table in this proxy statement.

Compensation Philosophy for Executive Officers

We seek to provide compensation packages for our executive officers to achieve the following objectives:

•	attract, retain, motivate and engage executives with superior leadership and management capabilities,
•	provide an overall level of compensation to each executive officer which is externally competitive, internally equitable and performance-driven, and
•	ensure that total compensation earned by your executive officers is reflective of our financial performance and aligned with shareholders.

Elements of Compensation

In determining the appropriate level for each element of such compensation, the Compensation Committee subjectively reviews and evaluates the level of performance of the Company and the executive’s level of individual performance and potential to contribute to the Company’s future growth, and seeks to set compensation at a level that is both reasonable and equitable based on that assessment.

Base Salary.  The Compensation Committee periodically reviews the base salary level of each executive officer. The base salary for the executive officers is determined on the basis of their level of responsibility, experience and individual performance. Dr. Bates agreed to a pay reduction of 10% in 2013, which remained in effect through 2017. No base salary increases were made for executive officers in the 10 years through 2016; however, Mr. Tagawa’s salary was increased by $25,000 effective in January 2017, as described below under the heading “Use of Competitive Compensation Data.”

Cash Incentive Compensation.  The Compensation Committee believes that the significant interests which the executive officers have in our common stock provide them with a substantial incentive to contribute to our financial success and the attainment of our financial goals. Therefore, the Compensation Committee has not implemented annual cash incentive compensation programs for them. From time to time, the Compensation Committee has awarded cash bonuses and commissions in recognition of their personal performance. For fiscal 2017, no cash bonuses or commissions were awarded by the Compensation Committee to the Company’s executive officers.

Equity Compensation.

Our Incentive Compensation Plan provides us with flexibility in designing equity incentives and granting different types of equity awards. We believe that equity incentives are necessary for us to remain competitive in the marketplace for executive talent and other key employees.

Despite the significance equity awards play in our compensation packages, the Company is concerned about the dilutive effect of equity awards on our shareholders; accordingly, the Company is committed to using equity incentive awards prudently and within reasonable limits. As a result of our measured approach to the use of equity incentive awards, as of April 7, 2017, of the 1,630,000 shares of our common stock authorized for award under our Incentive Compensation Plan, 337,294 shares remained available for future award under the plan.

2017 Executive Equity Grants.  As described above, effective in 2017, the Compensation Committee has approved a new long-term incentive program. As a result, in January 2017, the following equity awards were granted to our executive officers:

	Performance-Based Restricted Stock (#)	Performance-Based Restricted Stock Value
Dr. Ernest A. Bates, Chairman and Chief Executive Officer	66,177	$221,693
Craig K. Tagawa, Chief Financial Officer and Chief Operating Officer	58,824	$197,060
Ernest R. Bates, Vice President of Sales and Business Development	36,765	$123,163

The performance-based restricted stock will vest dependent on achievement of pre-determined, objective goals relating to sales, earnings and market capitalization. The Compensation Committee believed that this mixture of factors would be effective because it combines the following incentives: (i) focusing our executive officers’ efforts on revenue initiatives that we believe will lead to future growth of our company, (ii) relating a portion to earnings per share, which the Compensation Committee believed will be another component of future growth, and (iii) tying more directly to shareholder interests by having a portion tied to market capitalization. If any performance goal is not met by the end of March 2020, the associated portion of the award will be forfeited. Notwithstanding the foregoing, the performance-based restricted stock awards granted in 2017 will vest on an accelerated basis in the event the officer’s employment terminates due to his death or permanent disability, or in the event of a change in control of the Company. The performance-based restricted stock goal related to earnings per share was attained in 2017 and Dr. Bates, Mr. Tagawa and Mr. Bates had 13,235, 11,765 and 7,353 restricted stock awards, respectively, vest, representing 20% of the total award. The remaining performance goals, which represent 80% of the award, were not met during 2017.

Timing of Equity Awards.  The Compensation Committee does not engage in any market timing of the equity awards made to the executive officers or other award recipients. There is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. All stock option grants issued under our Incentive Compensation Plan have an exercise price per share no less than the fair market value per share on the grant date.

Health and Retirement Programs.  Our executive officers are eligible to participate in our 401(k) plan and our flexible benefit plan on the same basis as all other regular U.S. employees.

Executive Officer Perquisites and Other Programs.  It is not our practice to provide our executive officers with any meaningful perquisites. We have not implemented any pension arrangements, defined benefit retirement arrangements, non-qualified deferred compensation programs or any supplemental executive retirement plans for our executive officers.

Employment Agreements.  None of the executive officers has an employment agreement. However, the performance-based restricted stock awards granted in 2017 will vest on an accelerated basis in the event the officer’s employment terminates due to his death or permanent disability, or in the event of a change in control of the Company.

Compensation Committee Processes

Role of Compensation Consultant

Pursuant to its charter, the Compensation Committee has the authority to retain the services of one or more external advisors, including compensation consultants, legal counsel, accounting, and other advisors, to assist it in performance of its duties and responsibilities. The Compensation Committee makes all determinations regarding the engagement, fees, and services of these external advisors, and any such external advisor reports directly to the Compensation Committee.

During 2016, the Compensation Committee engaged Meridian to assist it in connection with its review, analysis, and determinations with respect to the compensation of our executive officers. As part of its engagement, Meridian also assisted the Compensation Committee with the identification of a comparator group, and using this comparator group provided competitive market data and analysis relating to the compensation of our executive officers. Because the incentive plan designed with the assistance of Meridian covers the period from 2017 to 2020, and because there was no other adjustment to executive compensation in 2017, the Compensation Committee did not use Meridian’s services during 2017.

The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Representatives of Meridian attend meetings of the Compensation Committee, as requested, and communicate with the Compensation Committee Chair and with management as circumstances warrant. All decisions regarding the compensation of our executive officers, however, are made by the Compensation Committee.

Meridian reported directly to the Compensation Committee and did not provide any services directly to the Company or its management. The Compensation Committee has assessed the independence of Meridian taking into account, among other things, the enhanced independence standards and factors set forth in Exchange Act Rule 10C and the applicable listing standards, and concluded that that there are no conflicts of interest with respect to the work that Meridian performs for the Compensation Committee.

Use of Competitive Compensation Data

In 2016, the Compensation Committee, assisted by Meridian, developed a compensation comparator group based on an evaluation of companies that it believed were reasonably comparable to us. The following comparator companies were selected based on their similar size characteristics to us, using a combination of sales, assets, market value and enterprise value.

Amedica Corp.	Apricus Biosciences Inc.	Asure Software Inc.
Biocept Inc.	Carbylan Therapeutics Inc.	Carver Bancorp Inc.
Combimatrix Corp.	Cyclacel Pharmaceuticals	Cytori Therapeutics Inc.
Determine Inc.	Fate Therapeutics Inc.	Lantronic Inc.
Neuralstem Inc.	Sunesis Pharmaceuticals Inc.	Tearlab Corp.
Vical Inc.	Village Bank and Trust Financial	Wafergren Bio-Systems Inc.

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or annual or long-term incentive compensation, upon any type of benchmarking to a peer or other representative group of companies. Instead, the Compensation Committee believes that information regarding the compensation practices at other companies are useful as a reference point for its compensation decisions.

Based on its review of data from the comparator companies, the Compensation Committee determined in 2016 that the base salaries of the executive officers generally ranged between the 50th and 75th percentile of the comparator group. The Committee also determined, however, that the total compensation for our executive officers was near the 25th percentile of the comparator group because of the lack of an effective long-term incentive compensation program over many years. The Committee believed that, at this time, stock options were not as effective a tool to motivate superior performance as performance-based restricted stock tied to the achievement of metrics that the Board believed would drive growth and lead to improvements in the value of the Company’s common stock. Accordingly, no stock options were granted to the executive officers in 2017. If the performance goals tied to the vesting of the restricted stock awards are achieved by 2020, the total compensation of the executive officers is expected to increase so as to be closer to the median compensation of the comparator companies. In addition, because his total compensation was substantially below the 25th percentile, Mr. Tagawa’s base salary was increased by approximately 8% effective January 1, 2017.

Tax Considerations.  Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. Prior to the enactment of the Tax Cuts and Jobs Act of 2017 (the “TCJA”), this limitation applied only to compensation that is not considered to be performance-based under the terms of Code Section 162(m), and our Incentive Compensation Plan was structured with the objective of providing the Company with the opportunity to qualify one or more awards under the plan (including the restricted stock awards granted in 2017) as performance-based compensation for purposes of Code Section 162(m). The TCJA provides transition relief for certain contractual arrangements in place as of November 2, 2017; however, the scope of this transition relief is uncertain, and in the absence of any rulemaking at this time, the full impact of the TCJA’s changes to Code Section 162(m) on our executive compensation program is not yet known. Regardless, we believe that in establishing the cash and equity incentive compensation programs for our executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more executive officers with the opportunity to earn incentive compensation that is not deductible.

Advisory Vote on Executive Compensation.  We conducted an advisory vote on executive compensation at our 2017 annual meeting of shareholders, are conducting one in 2018 and, will again conduct a vote in 2019. Approximately 89% of the votes cast on the advisory vote on executive compensation proposal at our 2017 annual meeting were in favor of our named executive officer compensation as disclosed in the proxy statement. While this vote was not binding on the Company, our Board or our Compensation Committee believe that it is important for our shareholders to have an opportunity to vote on this proposal as a means to express their views regarding our executive compensation philosophy, our compensation policies and programs, and our decisions regarding executive compensation, all as disclosed in our Proxy statement. Based on the level of support at our 2017 annual meeting of shareholders, we determined that no significant changes to our compensation policies and programs were necessary. Nevertheless, in order to focus our executive officers’ efforts on initiatives that we believe will lead to future growth of our Company, and to tie our executive officers’ compensation more directly to shareholders’ interests, in 2017 the Compensation Committee implemented the long-term incentive program described above.

In addition to our advisory vote on executive compensation, we are committed to ongoing engagement with our shareholders on executive compensation and corporate governance issues.

Summary Compensation Table

The following table provides certain summary information concerning the compensation earned for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 2017 and December 31, 2016 by the Company’s Chief Executive Officer, Chief Operating and Financial Officer, and Vice President of Sales and Business Development. No other individuals who would have been includable in such table on the basis of total compensation for fiscal 2017 but for the fact that they were no longer serving as executive officers at the end of fiscal 2017 are required to be included. The listed individuals are herein referred to as the “named executive officers.”

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option Awards	All Other Compensation(4)	Total
Ernest A. Bates, M.D., Chairman of the Board and Chief Executive Officer	2017	$434,304	—	$44,337	—	$20,890	$499,531
	2016	$434,304		—	—	$21,440	$455,744
Craig K. Tagawa, Chief Operating Officer and Chief Financial Officer	2017	$325,000	—	$39,413	—	$15,600	$380,013
	2016	$300,000	$30,000	—	—	$14,600	$344,600
Ernest R. Bates, Vice President of Sales and Business Development	2017	$250,000	—	$24,633	—	$18,874	$293,507
	2016	$250,000	—	—	—	$18,874	$268,874

(1)	Includes amounts deferred under the Company’s Retirement Plan for Employees of American Shared Hospital Services, a qualified plan under section 401(k) of the Internal Revenue Code.
(2)	Represents a commission paid to Mr. Tagawa for his efforts in connection with the successful start-up of our proton therapy facility in Orlando, Florida.
(3)	The dollar amounts reflect the grant date fair value of the performance-based restricted stock awards granted to each named executive officer in January 2017, computed in accordance with FASB ASC Topic 718 based on the probable outcome of the performance conditions as of the grant date. Assumptions used in the calculation of this amount are included in Note 8 to the Company’s audited financial statements for the fiscal year ended December 31, 2017 and included in the Company’s Annual Report on Form 10-K filed with the SEC on March 28, 2018. The following are the values of the awards as of the grant date assuming attainment of the maximum level of performance: Earnest A. Bates $221,693, Craig K. Tagawa $197,060 and Ernest R. Bates $123,163.
(4)	The amounts shown under All Other Compensation include matching contributions under the Company’s 401(k) plan, automobile and parking allowance, and premiums paid by the Company for long term disability coverage.

Outstanding Equity Awards at Fiscal Year-End 2017

The following table provides information concerning outstanding equity awards held by the named executive officers as of December 31, 2017.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested ($)
Ernest A. Bates, M.D.	90,000	60,000	$3.100	12/29/19	52,942	$177,356
Craig K. Tagawa	90,000	60,000	$2.820	12/29/21	47,059	$157,648
Ernest R. Bates	67,500	45,000	$2.820	12/29/21	29,412	$98,530

(1)	The options vest in five equal annual installments over the five year period measured from their issue date, provided each employee continues to provide services to the Company through each applicable vesting date. None of the options authorized under these awards [had been exercised] as of December 31, 2017.

Payments Upon Termination or Change in Control

Under our Incentive Compensation Plan, in the event a change in control occurs, each outstanding equity award will automatically accelerate in full, unless that award is assumed or replaced by the successor corporation or otherwise continued in effect.

The plan administrator has the discretion to structure one or more equity awards under the Incentive Compensation Plan so that those equity awards will vest in full either immediately upon a change in control or in the event the individual’s service with us or the successor entity is terminated (actually or constructively) within a designated period following a change in control transaction, whether or not those equity awards are to be assumed or otherwise continued in effect or replaced with a cash retention program. The performance-based restricted stock awards granted to the named executive officers in January 2017 provide for accelerated vesting upon a change of control.

Shares Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2017 with respect to shares of our common stock that may be issued under our existing equity compensation plan.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights		Number of shares remaining available for future issuance
Equity compensation plans approved by security holders(1)	1,017,780	(2)		(3)	374,710	(4)
Equity compensation plans not approved by security holders	N/A		N/A		N/A
Total	1,017,780				374,710

(1)	Consists of our Incentive Compensation Plan.
(2)	Includes 362,790 shares of our common stock subject to restricted stock unit awards that will entitle each holder to one share of our common stock for each such unit that vests over the holder’s period of continued service or attainment of performance goals.
(3)	Calculated without taking into account 362,790 shares of common stock subject to outstanding restricted stock unit awards that will become issuable, as those units vest, without any cash consideration or other payment required for such shares.
(4)	Shares reserved for issuance under the Incentive Compensation Plan may be issued upon the exercise of stock options or stock appreciation rights, through direct stock issuances or pursuant to restricted stock units or other stock based awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports filed under the Exchange Act and received by the Company on or after January 1, 2017, the Company believes that during fiscal 2017, directors, officers and 10% shareholders of the Company filed all required reports within the periods established by applicable rules.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

None.

Policies and Procedures

The Board is responsible for reviewing and approving all related party transactions as defined under SEC rules and regulations. While we do not have a formal written policy or procedure for the review, approval or ratification of related party transactions, the Board must review the material facts of any such transaction and approve that transaction.

To identify related party transactions, each year we submit and require our directors and officers to complete director and officer questionnaires identifying transactions with the Company in which the director or officer or their family members have a conflict of interest. The Company reviews the questionnaire for potential related party transactions. In addition, at any scheduled meeting of the Board, management may recommend related party transactions to the Board, including the material terms of the proposed transactions, for its consideration.

In making its decision to approve or ratify a related party transaction, the Board will consider all relevant facts and circumstances available to it, including factors such as the aggregate value of the transaction, whether the terms of the related party transaction are no less favorable than terms generally available in an arms’ length transaction and the benefit of such transaction to us.

Related Party Transactions

During 2014, certain of the Company’s directors entered into transactions with the Company to provide financing to support its proton beam business. The Company believes that these transactions were on arm’s-length terms and that third parties were not willing to provide financing on equal or better terms. Each transaction was reviewed and approved by non-participating members of the Board.

1. Note and Warrant Purchase Agreement

On October 22, 2014, the Company entered into a Note and Warrant Purchase Agreement (the “Note and Warrant Purchase Agreement”) with four members of the Company’s Board of Directors: Mr. Stachowiak, Mr. Ruffle, Mr. Ozyurek, and Dr. Larson (the “Note and Warrant Investors”), to issue an aggregate of $1,000,000 in principal amount of promissory notes (the “Notes”) and warrants (the “Warrants”) to purchase an aggregate of 200,000 shares of Common Stock. Mr. Stachowiak, Mr. Ruffle, Mr. Ozyurek, and Dr. Larson purchased Notes in the amount of $500,000, $250,000, $200,000, and $50,000, respectively, and warrants to purchase 100,000, 50,000, 40,000, and 10,000 shares of common stock, respectively. Each Note bears interest at a rate of 15.0% per annum and will mature on October 22, 2017. Interest only payments are due monthly with the option to prepay the outstanding principal on or after December 31, 2015. The Company is required to prepay the outstanding principal within five days of the next milestone payment to Mevion Medical Systems, Inc., if that occurs prior to the maturity date. The Company paid off the total outstanding principal amount of notes of $1,000,000 on February 5, 2016.

The Warrants had an exercise price of $2.20 per share (the closing price on the stock exchange on the date prior to the issuance date) and became exercisable on October 22, 2015 and expired on October 22, 2017. On November 15, 2016, Mr. Stachowiak exercised his warrants to purchase 100,000 shares of common stock. The Warrants contain typical anti-dilution provisions and registration rights for the underlying shares of common stock. On March 29, 2017, Mr. Ruffle exercised his warrants to purchase 50,000 shares of common stock. On March 31, 2017, Mr. Ozyurek and Dr. Larson exercised their warrants to purchase 40,000 and 10,000 shares of common stock, respectively.

EWRS Turkey

The Company’s Gamma Knife and IGRT businesses in Turkey were operated through EWRS Turkey until its sale to Euromedic Cancer Treatment Centers BV (“Euromedic”) on June 10, 2014. Prior to the sale, 70% of EWRS Turkey was indirectly owned by GKF through GKF’s 70% ownership of EWRS LLC, and 30% of EWRS Turkey was owned by EMKA LLC (“EMKA”), which is owned and operated by Mert Ozyurek, a director of the Company. In June 2014, the Company and Mr. Ozyurek sold EWRS Turkey to Euromedic for approximately $6,000,000 in cash plus an earn-out provision over a two-year post-closing period. The Company and EMKA continued marketing initiatives post sale of EWRS Turkey through January 2015 in an effort to attain their earn-out milestones. EMKA directed these agreed upon marketing initiatives. The Company paid EMKA $47,330 in 2014 and $69,456 in 2015 for its 70% share of the expenses. Based on the earn-out provisions, earn-out milestones were not achieved by the Company and Mr. Ozyurek. During the Company’s and Mr. Ozyurek’s ownership of EWRS Turkey, EWRS Turkey had service and maintenance contracts for its two Gamma Knife units with Ozyurek A.S., a foreign company operated by Mr. Ozyurek. The Company believes all its transactions with Mr. Ozyurek are arm’s-length transactions.

Stock Awards

The following table sets forth, as to our Chief Executive Officer, our Chief Financial Officer, our Vice President of Sales and Business Development (as identified in the Summary Compensation Table, which appears elsewhere in this proxy statement) and the other individuals and groups indicated, the number of shares of our common stock subject to option grants made under the Plan from January 1, 2017 through April 6, 2018, together with the weighted average exercise price per share in effect for such option grants.

Name and Position	Number of Shares Underlying Options Granted (#)	Weighted Average Exercise Price Per Share
Ernest A. Bates, M.D., Chairman and Chief Executive Officer	0	0
Craig K. Tagawa, Chief Operating Officer and Chief Executive Officer	0	0
Ernest R. Bates, Vice President of Sales and Business Development	0	0
All current executive officers as a group (3 persons)	0	0
Directors:
Daniel G. Kelly, Jr.	2,000	$3.90
David A. Larson, M.D., PhD	2,000	$3.90
Sandra A.J. Lawrence	5,000	$2.85
S. Mert Ozyurek	2,000	$3.90
John F. Ruffle	2,000	$3.90
Raymond C. Stachowiak	2,000	$3.90
Stanley S. Trotman, Jr.	2,000	$3.90
All current non-employee directors as a group (7 persons)	17,000	$3.59
All employees, including current officers who are not executive officers, as a group (3 persons)	9,700	$2.83

The following table sets forth, as to our Chief Executive Officer, our Chief Financial Officer, our Vice President of Sales and Business Development (as identified in the Summary Compensation Table, which appears elsewhere in this proxy statement) and the other individuals and groups indicated, the number of shares of common stock subject to restricted stock unit awards made in the aggregate under the Plan from January 1, 2017 through April 6, 2018.

Name and Position	Number of Shares Subject to Restricted Stock Unit Award (#)
Ernest A. Bates, M.D., Chairman and Chief Executive Officer	66,177
Craig K. Tagawa, Chief Operating Officer and Chief Financial Officer	58,824
Ernest R. Bates, Vice President of Sales and Business Development	36,765
All current executive officers as a group (3 persons)	161,766
Directors:
Daniel G. Kelly, Jr.	14,227
David A. Larson, M.D., PhD	14,227
Sandra A.J Lawrence	500
S. Mert Ozyurek	500
John F. Ruffle	500
Raymond C. Stachowiak	14,227
Stanley S. Trotman, Jr.	500
All current non-employee directors as a group (7 persons)	44,681
All employees, including current officers who are not executive officers, as a group (1 person)	500

PROPOSAL NO. 3
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s consolidated financial statements for the years ended December 31, 2017, 2016 and 2015 have been audited by Moss Adams LLP. The Audit Committee has appointed Moss Adams LLP to be the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2018, subject to shareholder ratification at the Meeting.

Representatives of Moss Adams LLP are expected to be present at the 2018 Annual Meeting of Shareholders to respond to appropriate questions and will be given an opportunity to make a statement, if they so desire.

The aggregate fees billed by Moss Adams LLP and their respective affiliates for professional services performed for 2017 and 2016 are as follows:

	Audit Fees(1)	Audit- Related Fees(2)	Tax Fees(3)	All Other Fees(4)	Total Fees
2017	$274,000	$0	$106,000	$0	$380,000
2016	$241,250	$0	$105,000	$0	$346,250

(1)	Audit Fees: Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements and review of interim condensed consolidated financial statements included in our quarterly reports and services normally provided in connection with statutory and regulatory filings or engagements.
(2)	Audit-Related Fees: Audit-related fees are generally related to accounting advice, review of SEC comment letters, and other compliance issues.
(3)	Tax Fees: Consists of tax compliance and preparation and other tax services.
(4)	All Other Fees: Consists of fees for all other services other than those reported above.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee pre-approves all audit and permissible non-audit services performed by the Company’s independent registered public accounting firm in order to assure that the provision of such services and related fees do not impair the independent registered public accounting firm’s independence. The independent registered public accounting firm must provide the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the applicable calendar year and the proposed fees for such audit services. If agreed to by the Audit Committee, the engagement letter will be formally accepted by the Audit Committee as evidenced by the execution of the engagement letter by the Chair of the Audit Committee. The Audit Committee approves, if necessary, any changes in terms, conditions and fees resulting from changes in audit scope, Company structure or other matters. The Audit Committee may grant pre-approval for those permissible non-audit services that it believes are services that would not impair the independence of the independent registered public accounting firm. The Audit Committee may not grant approval for any services categorized as “Prohibited Non-Audit Services” by the SEC. Certain non-audit services have been pre-approved by the Audit Committee, and all other non-audit services must be separately approved by the Audit Committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE IN FAVOR OF PROPOSAL NO. 3.

PROPERLY EXECUTED PROXIES RETURNED TO THE COMPANY WILL BE VOTED “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2018 UNLESS OTHERWISE INSTRUCTED.

AUDIT COMMITTEE REPORT

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference therein.

The Audit Committee of the Board consists of five directors, all of whom are ‘independent’ as defined in the listing standards of the NYSE American. The primary purposes of the Audit Committee are to review the financial reporting and internal controls of the Company, to appoint an independent registered public accounting firm, to review the reports of such auditors, and to review annually the Audit Committee charter. During 2017, the Audit Committee held six meetings. Mr. Ruffle is Chair of the Audit Committee.

The Audit Committee reviewed and held discussions with management and the independent registered public accounting firm regarding the financial statements of the Company for the fiscal year ended December 31, 2017. The topics of these discussions included the quality of the Company’s internal controls, the audit plans, audit scope and identification of audit risks. In addition, the Committee received assurances that the independent registered public accounting firm reviewed and discussed with management the interim financial reports prior to each quarterly earnings announcement.

The Company’s independent registered public accounting firm provided a formal written statement that described all relationships between the auditors and the Company with respect to the auditors’ independence within the meaning of the federal securities laws administered by the Securities and Exchange Commission, and the Audit Committee satisfied itself as to the public accounting firm’s independence.

The Audit Committee discussed with the independent registered public accounting firm all matters required to be discussed by Auditing Standard No. 16, as amended, “Communications with Audit Committees” and, with and without the presence of management, reviewed and discussed the results of the independent registered public accounting firm’s examination of the Company’s financial statements. Management, being responsible for the Company’s financial statements, represented that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The independent registered public accounting firm are responsible for the examination of those statements.

Based on the Audit Committee’s discussions with management and the independent registered public accounting firm, and the Audit Committee’s review as described previously, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board:

John F. Ruffle (Chairman)
Daniel G. Kelly, Jr.
Sandra A.J. Lawrence
Raymond C. Stachowiak
Stanley S. Trotman, Jr.

SHAREHOLDER PROPOSALS

Shareholders who intend to have a proposal considered for inclusion in the Company’s proxy materials for presentation at the 2019 Annual Meeting of Shareholders pursuant to Rule 14a-8 of the Exchange Act must submit the proposal to the Company no later than January 9, 2019. Under the Company’s Amended and Restated Bylaws, in order for a shareholder proposal that is not included in the Company’s proxy materials to be properly brought before the annual meeting of shareholders, notice of the proposal must be received at the Company’s principal executive offices not less than 60 days nor more than 90 days prior to the scheduled date of the annual meeting, or, if less than 70 days’ notice of the date of such meeting has been given, then not later than the close of business on the tenth day following the earlier of the first public disclosure of the meeting date and the mailing of the Company’s notice. A shareholder’s notice should provide a list of each proposal and a brief description of the business to be brought before the meeting; the name and address of the shareholder proposing such business; the number of shares held by the shareholder; and any material interest of the shareholder in the business.

ANNUAL REPORT

The Company’s 2017 Annual Report, which includes financial statements, but which does not constitute a part of the proxy solicitation material, accompanies this proxy statement.

By Order of the Board

Willie R. Barnes
Corporate Secretary

Dated: April 30, 2018
San Francisco, California

0

AMERICAN SHARED HOSPITAL SERVICES

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY NOMINATE(S), CONSTITUTE(S) AND APPOINT(S) ERNEST A. BATES, M.D. AND CRAIG K. TAGAWA, AND EACH OF THEM, ATTORNEYS, AGENTS, AND PROXIES OF THE UNDERSIGNED, WITH FULL POWERS OF SUBSTITUTION TO EACH, TO ATTEND AND TO ACT AS PROXY OR PROXIES OF THE UNDERSIGNED AT THE ANNUAL MEETING OF SHAREHOLDERS OF AMERICAN SHARED HOSPITAL SERVICES TO BE HELD ON JUNE 14, 2018 AT 9:00 AM PACIFIC DAYLIGHT TIME AT HYATT REGENCY SAN FRANCISCO, FIVE EMBARCADERO CENTER, SAN FRANCISCO, CA 94111, OR ANY ADJOURNMENTS OR POSTPONEMENT THEREOF, AND TO VOTE AS SPECIFIED HEREIN THE NUMBER OF SHARES THAT THE UNDERSIGNED, IF PERSONALLY PRESENT, WOULD BE ENTITLED TO VOTE.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE EIGHT PERSONS NOMINATED FOR ELECTION TO THE BOARD OF DIRECTORS, “FOR” THE NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2018. YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. **IF NO DIRECTION IS MADE, IT WILL BE VOTED, “FOR” THE ELECTION OF THE PERSONS NOMINATED ON THE REVERSE SIDE, “FOR” THE NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, “AND “FOR” THE RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM. THE BOARD OF DIRECTORS IS NOT AWARE OF ANY OTHER MATTERS THAT WILL COME BEFORE THE ANNUAL MEETING, OTHER THAN THOSE DESCRIBED IN THIS PROXY. HOWEVER, IF SUCH MATTERS ARE PRESENTED, THE NAMED PROXIES WILL, IN THE ABSENCE OF INSTRUCTIONS TO THE CONTRARY, VOTE SUCH PROXIES IN ACCORDANCE WITH THE JUDGMENT OF SUCH NAMED PROXIES WITH RESPECT TO ANY SUCH OTHER MATTER PROPERLY COMING BEFORE THE MEETING.** THIS PROXY MAY BE REVOKED PRIOR TO ITS EXERCISE BY FILING WITH THE SECRETARY OF THE COMPANY AN INSTRUMENT IN WRITING REVOKING THIS PROXY OR A DULY EXECUTED PROXY BEARING A LATER DATE. THIS PROXY ALSO MAY BE REVOKED BY ATTENDANCE AT THE MEETING AND ELECTION TO VOTE IN PERSON.

(Continued and to be signed on the reverse side)

1.1 14475

ANNUAL MEETING OF SHAREHOLDERS OF

AMERICAN SHARED HOSPITAL SERVICES

June 14, 2018

GO GREEN

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IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON JUNE 14, 2018:

A COPY OF OUR PROXY STATEMENT, ANNUAL REPORT AND PROXY CARD IS AVAILABLE AT HTTP://WWW.ASHS.COM.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20833000000000001000 0 061418

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS: To elect eight persons named below to the Board of Directors to serve until the 2019 Annual Meeting of Shareholders and until their successors are duly elected and qualified.

☐ **FOR ALL NOMINEES**

☐ **WITHHOLD AUTHORITY FOR ALL NOMINEES**

☐ **FOR ALL EXCEPT** (See instructions below)

NOMINEES:

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

This proxy when properly executed will be voted in the manner directed herein and in the discretion of the proxy holders and all other matters coming before the meeting. **If no direction is made, this proxy will be voted FOR the election of directors recommended herein, FOR Proposal No. 2, and FOR Proposal No. 3.**

The Board of Directors recommends a vote FOR election of the directors nominated herein, FOR the non-binding advisory vote on the compensation of our named executive officers, and FOR the ratification of the appointment of the independent registered public accounting firm.

The undersigned hereby ratifies and confirms all that said attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting and the Proxy Statement accompanying such Notice.

PLEASE MARK, DATE AND SIGN AS YOUR NAME APPEARS ABOVE AND RETURN IN THE ENCLOSED ENVELOPE.

MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder ____________ Date: ________ Signature of Shareholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.